Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

Event Date/Time: Dec. 13. 2006 / 9:00AM ET

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

CORPORATE PARTICIPANTS

Arne Haak

AirTran Holdings, Inc. - VP Finance

Joe Leonard

AirTran Holdings, Inc. - Chairman, CEO

Stan Gadek

AirTran Holdings, Inc. - CFO

Bob Fornaro

AirTran Holdings, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

David Strine

Bear Stearns - Analyst

Jim Parker

Raymond James - Analyst

Mike Linenberg

Merrill Lynch - Analyst

Helane Becker

Benchmark - Analyst

Daniel Mckenzie

Credit Suisse - Analyst

Jeff Priest

Amajac Capital - Analyst

William Greene

Morgan Stanley - Analyst

Bob McAdoo

Prudential Equity - Analyst

PRESENTATION

Operator

Good morning. My name is Tiara and I will be your conference operator today. At this time I would like to welcome everyone to the AirTran Holdings Midwest Offer Conference Call. (OPERATOR INSTRUCTIONS). It is now my pleasure to turn the floor over to your host, Mr. Arne Haak, Vice President of Finance. Sir, you may begin your conference.

Arne Haak - AirTran Holdings, Inc. - VP Finance

Good morning everyone. I want to thank you for joining us today for AirTran Holdings’ investor update on our proposed merger with Midwest Air Group. Joining us today is Joe Leonard, our Chairman and CEO; Bob Fornaro, our President and Chief Operating Officer; and Stan Gadek, our Chief Financial Officer.

Before we begin I would like to advise all participants that we will be referring to information contained in our press release this morning as well as our investor presentation. Both of these documents are available in the Investor Relations section of our website at AirTran.com. I would highlight that both of these documents have extensive Safe Harbor language that you should review.

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Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

These forward-looking statements may be identified by words such as will, expect, intend, anticipate, believe, pro forma and other similar words used in connection with statements regarding the outlook of AirTran, Midwest, the combined Company, or the proposed merger. Forward-looking statements include all statements other than statements of historical fact about AirTran.

Information about factors that may cause our future results of AirTran and the risks and uncertainties that could cause actual results to differ from projected results can be found in the risk factors discussion in our annual report on Form 10-KA, and in the cautionary statements included in the presentation and in the press release.

Subject to future developments AirTran may file with the United States Securities and Exchange Commission a registration statement to register the AirTran shares which would be issued in the proposed transaction and/or a proxy statement with respect to the proposed transaction. Additional information regarding a potential registration can be found in the press release and in the presentation. With that I would like to turn the call over to Joe Leonard, our Chairman and CEO.

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

Good morning everybody, and thank you very much for joining us. I intend to go through our presentation — investor presentation that is on our website. I would expect that everybody would have a copy of that in front of them. Before I do that I would just like to summarize why do this deal. It is a very, very strong strategic combination that will create a national, low cost, high quality airline, coast-to-coast, border to border.

We believe that both companies, both Midwest and AirTran, will be better, stronger than the entities standing alone. We believe that the companies are ideal partners. We have similar cultures, compatible cost structures, complementary networks, and we have unique fleet commonality. We offer Midwest a larger and more modern fleet. They are were operating a fleet of MD80s. Our 737s burn about 30% less fuel, and we have 60 of those still to come.

We think we have a chance for a very strong growth platform, and will deepen our presence in Atlanta, Milwaukee, Baltimore, Chicago, Orlando and Kansas City. And over the next couple of years we believe that we would add 25 to 30 new markets and somewhere close to 150 new flights in these markets.

The merger is certainly very, very good for shareholders. The $11.25 offer is 37% premium over the 30 day average prior to our offer, and an 89% premium over the last 6 months closing average price.

The merger is great for employees. All employees, with the exception of a small number of management personnel, would be guaranteed employment. In fact, employment will grow at a very significant rate as new airplanes come in to the combined companies.

The merger is good for customers because it will have more service, more opportunities, and more departures to a number of different cities. It is also good for communities because we will be hiring people, creating jobs. These are not low skill, low pay jobs. You’re talking about creating mechanics jobs, pilots jobs, flight attendants and other support personnel, as well as agents and reservationists.

This is an unsolicited, yet friendly proposal. We hope that we can make the case to the Midwest shareholders and the Midwest Board to reconsider their predisposition and agree to sit down and enter into merger discussions.

Now if you go to our — that is a quick summary — if you go to our presentation on page 3, we have proposed to acquire all the shares of Midwest Air Group for $11.25 a share. We have made it clear that if we can find additional value in the combined companies that we are willing to pay for that. And we are requesting Midwest Board approval for confirmationally due diligence.

We think significant benefits for all shareholders — all stakeholder’s. Obviously, the Midwest shareholders receive a significant premium. The employees would enjoy the benefit of improved growth opportunities and additional job security. Customers of both companies would have access to a truly low cost, national carrier with a very high quality service offering. And the communities would certainly benefit from the increased jobs and additional flights.

We have done a detailed analysis and believe that there are at least $60 million of incremental synergies with the common fleet, common routes networks and an entrepreneurial focus. And that does not include any city presence benefits which we think are substantial and measurable.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

If you go to page 4 and look at the deal itself, it is $11.25 a share. We have indicated we are willing to pay more if we can find more value during the due diligence process. It is a mixture of cast and stocks. It is a 37% premium to the 30 day closing average and an 89% premium to the 6 month moving average, or closing average.

So a condition on due diligence. A regulatory approval, which we believe will be no problem whatsoever, either DoD or DoJ, and a Midwest shareholder vote. We believe that we could get this closed in the first quarter of 2007. This deal is accretive at the end of the first year and significantly accretive thereafter. Our financial advisers are Morgan Stanley and Credit Suisse.

On page 5 we believe that the networks are complementary, very little overlap in our Systems. And by combining our East Coast presence and Midwest Milwaukee and Kansas City hubs would build a much stronger network.

The fleet commonality is exceptional. We are the largest operator of 717s with 87 in our fleet. Midwest operates 25 of the same airplanes, 717s. In addition, Midwest operates MD80s, and they have been in the market looking for additional airplanes and have discussed placing an airplane order. We have at least 60 more 737s to be delivered to AirTran. And we think that 737s, which burn 30% less than fuel than the MD80s, would be an excellent addition to the Midwest fleet.

We talked about $60 million in annual synergies. It does not include the greater city presence. Earnings per share are accretive after the first year and substantially accretive thereafter.

On page 6, just looking at the two airlines. Obviously we have a very, very large hub in Atlanta, 237 flights a day. We have a substantial gate position in Atlanta. We will continue to grow Atlanta with or without this deal. But we also have focus cities in Baltimore, Boston, Orlando and Chicago Midway.

Midwest has obviously a big hub in Milwaukee. They run 60 jet flights a day out of there and 80 regional airplanes per day. They have a focus city in Kansas City. And again, from a fleet standpoint very, very good commonality. 87 717’s versus 25 at Midwest. We have 40 737, 700s with 60 more to come. Midwest has 11 MD80s and just announced this week two more deliveries to come. We think our 737s deliveries would be a great enhancement for Midwest route system.

Generally looking at 2006 estimates, we will end the year at about $1.9 billion. Midwest is about $700 million. The market cap $1.2 billion versus $0.2 billion.

So what is the rationale? We think the combined companies will create a stronger, more viable competitor in the challenging and changing environment. The upper Midwest hub would complement our East Coast hub. The combined networks’ strengths positions us in key markets. And as the industry starts through consolidation, we believe that the additional scale will give us competitive advantage.

There’re significant benefits to Midwest constituents. The shareholders will receive a very significant premium over any recently traded price. The employees will see enormous opportunities to grow in job security. I want to reiterate that all employees will not only keep their jobs, but will have enhanced opportunities to grow with the Company.

The customers will gain additional flights through the combined networks, and the communities will say increased jobs and presence of the larger carrier and with an increased tax basis and other associated benefits. The cost in revenue synergies we have identified as $60 million, and we think there’s upside to that.

If you look at the chart on page 9, it is a really important chart. It shows that today Midwest has about 83% of its capacity in Milwaukee, about 13% in Kansas City. AirTran, on the other hand, has about 64% of its capacity in Atlanta, about 11% in Orlando, and about 7% in Baltimore. The combined companies have a much more diverse network. AirTran would be about 46 — the combined Company would be about 46% in Atlanta, 24% in Milwaukee, 7% in Kansas City and Orlando, and Baltimore would be about 5%. So a very, very strong and balanced network, north-south, east-west.

Just looking at the fleet plan. On page 10 we will end — the combined companies will end this year with 163 jets. We would see most of our new deliveries in the near-term coming to replace MD80s, get rid of the gas guzzlers that burn 30% more fuel than a 737/700, and enjoy the improved reliability and the lower maintenance cost as well. And then we would add to the fleet as time goes on.

Page 11 is just an indication of the combined network. It visually shows the strength of combining these two networks. And if you go to page 12, this is very, very important, the next couple of pages. Midwest today has two cities that serve five or more destinations. On page 13 you’ll see that

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Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

AirTran has 17 cities that serve five or more destinations. And on page 14 the combined network is 26. So 2 plus 17 equals 26 in this environment. And you can see the city presence starts to magnify or multiply in a pretty fast fashion, and a pretty impressive fashion.

On page 15, the combination would create strength in key markets. We will have more lower fare flights to more cities. The network balances out north-south, east-west. And the frequent-flier programs for both companies become much, much stronger because you have many more opportunities for our customers to burn — earn and burn mileage.

In our case we have tremendous respect for Midwest and what they’ve done and their product offering. We think that we have a similar product offering, and that we have business class on every single flight, 2 by 2 seating on virtually every flight that we operate. We’re the only people in the industry that can claim that. We also have XM Radio on every flight. We have extra wide bins. And a lot of amenities, advanced seat assignment. So all of the amenities that business people like. And we think that combining that with the signature service that Midwest has developed will be a great combination of low cost and very high quality service, again coast to coast, border to border.

To page 17 is a J.D. Power’s survey that has just been completed several weeks ago. It is 2006 — they run this survey every single year. And you can see by J.D. Power’s survey, overall customer satisfaction in Midwest ranks second in the industry and we ranked fourth. So again, this survey would validate what we have said about the quality of our service. So you end up coast to coast, border to border, low cost, very high quality service.

In regard to the synergies, we think the network — improved network, aircraft utilization, gate utilization, station utilization, information systems worth about $40 million a year. On the cost side we think replacing MD80s with 737s, combining maintenance facilities and adapting the best practices of both companies is probably worth around $20 million. Again I want to point out that this gives us no benefit for improved city presence.

Again, all stakeholders at AirTran and Midwest benefit. The shareholders at Midwest get a significant premium. The stronger network and lower cost will improve profits. Employees will enjoy the benefits of a stronger combined Company. AirTran has hired over 2,000 new employees in the last three years alone. This growth will continue, and as a result advancement opportunities and improved job security will result for all of the employees both at AirTran and Midwest.

AirTran would expand the hub at Milwaukee and Atlanta. We would create additional routes and benefits — and for the local economies. And Midwest customers can expect to continue to have the service Midwest Connect.

From an integration standpoint we think integration would be very rapid. These are end-to-end networks that plug-in very easily. We think we can complete the integration in no more than 12 months. The reason for that is we have very high commonality of fleet, we have complementary airport facilities, and we have very strong relations with the FAA. And we believe that DoD and DoD will have no problems whatsoever with this transaction.

For employees we see continued growth opportunities and job security. And the — from a product standpoint we think we can create a consistent product across the fleets and the routes and adapt to the strengths of each airline. We will pick and choose the best of what each does and combine that into our final product offering.

We will continue to — on page 22 — we will continue to emphasize the superior product at reasonable prices. There are a number of aspects of Midwest signature brand that would be integrated into the combined carrier. And we would take the best practices approach to both product and the service.

We would have continued emphasis on key routes in Milwaukee and Kansas City networks. A larger fleet would allow us to have more and more destinations. And we would continue to also grow into the current AirTran network as well as the Midwest network. And the Midwest Connect regional service will be maintained.

So what is the roadmap to completion? We would very much like to get an invitation by the Midwest Board for AirTran to commence due diligence as soon as possible. We are ready to commence immediately. We would complete our due diligence in December. We would like to sign a merger agreement by December or early January. We would file a Hart-Scott-Rodino filing with the Justice Department. We think that a shareholder vote at Midwest could be accomplished by the end of the first quarter, and we believe that the transaction could close at the end of the first quarter.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

In summary, we think that we have created a strong combined competitor, a truly national, low cost, high quality airline, well positioned for future growth opportunities, and significant value to the Midwest shareholders. The shareholders would receive a significant premium. Employees would see improved opportunities with our growth, and they would have better job security at both AirTran and Midwest.

The customers of both companies would benefit from additional markets served and increased frequencies in the key markets. And again, the communities would benefit from improved flight frequencies and the jobs that would be created.

Overall, $60 million in annual benefits. We have a common fleet, complementary route structures, very similar cultures with our employees. Both their employees and ours are in a small company, scrappy, able to adapt to — with flexibility to the — and changing environment. And so at the end of the day we think we have a value enhancing transaction that is good for all stakeholders.

That is the presentation at this point. I would like — if you could open us for Q&A, we would be happy to entertain any of your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). David Strine, Bear Stearns.

David Strine - Bear Stearns - Analyst

You guys have made it fun to be an airline analyst again. A question relating to the synergy assumption you referenced, $60 million. And I think you said that on the revenue side it didn’t include some things, but on the cost side are you netting out the potential labor cost penalty that you may get when you bring the companies together? And if so, how much is that?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

We have not put anything in for a labor cost penalty. I don’t think there will be much of a labor cost penalty. We have spent a good bit of time on their labor contracts and ours, they are their very, very similar. There is really not a lot of difference as you would find in most of the legacy carriers where there are substantial differences contract to contract. Ours are very, very close.

David Strine - Bear Stearns - Analyst

Is it also net of the cost for reconfiguring the Midwest fleet, for example?

Stan Gadek - AirTran Holdings, Inc. - CFO

This is Stan. The first year would include transition costs. The $60 million of synergy figure is after the transition costs.

David Strine - Bear Stearns - Analyst

Can you provide any — I know it is early, but can you provide any breakdown as to what those offsets are in terms of the amounts?

Stan Gadek - AirTran Holdings, Inc. - CFO

I think in terms of transition costs in the first year we have estimated in a range of $35 million to $40 million. And that would include reconfiguring the 717 aircraft to the 117 seats, as well as rationalizing the facilities, etc. After that we get reductions on the cost side from the power by the hour agreements that we have in place, which now we would add the 25 717 aircraft to. So we would see reductions in maintenance costs, as well as overhead costs and facility costs.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

One of the things that we find is Midwest and AirTran are in many of the same cities, and quite frankly we believe we can combine our facilities at most of our stations without getting any additional space. That is a real positive as well.

Operator

Jim Parker, Raymond James.

Jim Parker - Raymond James - Analyst

So you show this nice route map that looks pretty good on the East Coast and in the Midwest, but a little bit sparse as you go west. Which means in all of this are you looking perhaps to make more acquisitions out west? That is my first question. Then is there a big problem with having two different fleet types, say Airbus and Boeing?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

I think I would respond to your question. We don’t have plans on buying or trying to take over a different company, but basically building a company is — let’s call it a journey. I think as you are aware, (technical difficulty) attempted to diversify our company over the last five or six years. Seven years ago we were 100% Atlanta, and we have been diversifying our network. We think one of the key things is to build the Midwest. We have talked about it for years. This is an opportunity for us to really complete that.

In terms of the fleet, I think obviously we are perfectly comfortable with 717s and the 37. We think the fleets make a lot of sense. And really regarding your hypothesis about an additional airline, I think you are aware that we have recently announced a frequent-flier program with Frontier Airlines, which actually from a frequent-flier protective perspective give us a lot of national coverage. So we think we are putting together a strategy that gives the customers what they want.

Bob Fornaro - AirTran Holdings, Inc. - President, COO

I think we are just laser focused on getting this done. We think this is an absolute perfect fit. There’s not a better combination out there, and we think that this is a perfect fit and we’re committed to get it done.

Jim Parker - Raymond James - Analyst

With this consolidation under way, and it looks like there is going to be significant consolidation, are airlines domestically at a disadvantage if they don’t have coast to coast presence?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

I think first of all, all of the things are debatable, and certainly you can argue forever. We have always believed that there is some value in size. And again that is why we have tried to develop our route network beyond Atlanta, because it does make you vulnerable to the ups and downs of what your competitors are doing. So we certainly think a diversified route network really is critical.

Now whether that is — that needs to be national, again, you can debate it, but the key thing is having strength. And so you have got to have control in your cities. You have got to offer an array of services to your customers. I think a key slide we talked about is getting the number of flights per city, or number of routes per city, that is how you ultimately grow your frequent-flier base.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

So we think we can take it in steps. And because our cost structure is so low, we’ve got time. We don’t have to worry about the third and fourth step, because we believe our costs are right there near the bottom right now with Southwest. And we also know that our costs are going lower for the next two years. So we think as long as our costs are going down, we can take our time to build a logical route network.

Operator

Mike Linenberg, Merrill Lynch.

Mike Linenberg - Merrill Lynch - Analyst

Ideas a couple of questions. Joe, I heard you say that you would maintain the regional business that Midwest currently has in its network.

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

That’s correct.

Mike Linenberg - Merrill Lynch - Analyst

Now I realize that is status quo, although there is an RFP out there to grow that business. Would you go down a similar path if you were to purchase Midwest? That is, would you seek to get another 10 or 20 RJs of flying into and out of their network?

Bob Fornaro - AirTran Holdings, Inc. - President, COO

Bob here. Again, another great question. And we’re certainly — we have not had a chance to do due diligence. And quite frankly we would like to review the numbers at Skyways. We are aware of their proposal. We understand it is 50 seaters. We think we might — we would probably prefer to see a bigger airplane there as part of our combination. Quite frankly, what we’ve noticed over time is low fares and 50 seaters is not a good combination. We have seen that the industry is migrating away from it. So certainly we would like to, if we had the opportunity, to reevaluate that transaction.

Mike Linenberg - Merrill Lynch - Analyst

Turning to another question. And I apologize, I’m calling from the roadside. I don’t have the presentation in front of me. But, Joe, as you walk through the percentages, how do you — the supply would be split up? And you highlighted Atlanta and Milwaukee and Kansas City, Orlando and DWI. I noticed how you didn’t focus on Midway. And I realize Midway may be tapped out of course in gates. On the other hand Midway, or Chicago and Milwaukee are only 80 miles apart. Can you talk about maybe the strategy there?

And sort of in the same question, is Milwaukee a city that — or a market that maybe never has seen the type of fare stimulation that we have seen, call it, 90 miles to the south in Chicago Midway? Sort of as a second part to that.

And sort of a third part to that question is connectivity. You guys presently carry a lot of local traffic. You have some nice connectivity over Atlanta. But when you look at this network and maybe look at some of the future opportunities of Milwaukee as actually a nice competing, connecting hub for vis-a-vis Chicago, can you talk about maybe some of the opportunities there? And maybe what that means on revenue, because that could be pretty powerful?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

I will take it and then Bob will join in as well. I didn’t — Chicago is on the pie chart, and I just didn’t go through every single city on the pie chart. But Chicago would still remain very important to us. We would continue to grow until we maxed out our gate capability in Chicago. And so we don’t see that as a competing influence.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

I think to your second point, we don’t believe that Milwaukee has ever seen the kind of fare stimulation that we have demonstrated in other cities. And we believe that we can grow that market, and we have pretty aggressive plans to grow Milwaukee. As I mentioned — Milwaukee and Kansas City for that matter — and as I mentioned we think we will be 25, 30 new markets and about 100 to 150 flights a day within 24 months. Bob, do you want to add any color to that?

Bob Fornaro - AirTran Holdings, Inc. - President, COO

Just to follow-up, although this would be a combination of two small companies, I think it does a lot more than what meets the eye, because AirTran is still largely a north-south carrier through Atlanta or Florida and Midwest is an east-west carrier serving also midcontinent. In terms of just — this is an example — with just more — a few flights a day dramatically diversifies the numbers of cities your customers can now take on you.

It is — again, diversification I can’t overemphasize what it does for us. And with our cost structure — and Milwaukee is a mid-sized city — but with our cost structure we believe we can dramatically grow the market. There is 140 flights a day. It would get over 200 with strong connecting flows. At the same time it is very, very complementary. Chicago and Milwaukee, they are both important cities, so we believe we can serve them both. As we move into 2007, we see a revenue base of the combined companies at about $3.5 billion.

Mike Linenberg - Merrill Lynch - Analyst

Great. Then just my last one. Midwest, it is the royalty of the flyers. It is almost like it is a cult following. Given that strength of that brand, if this deal goes through should we anticipate chocolate chip cookies on all AirTran flights?

Bob Fornaro - AirTran Holdings, Inc. - President, COO

Joe made a commitment on the TV today to keep the cookies. But listen, one of the reasons why we would like to do this deal in a friendly manner is we think that Midwest has got great attributes. And we think this combination of both carriers that will make this combination work. Quite frankly, Midwest is very strong in the brand building area. We think we can learn from them, and we think the two of us combined could create a very strong product.

Operator

Helane Becker, Benchmark.

Helane Becker - Benchmark - Analyst

Midwest has — also has a codeshare agreement I think, or a frequent-flier agreement with Northwest Air. How would that fit in, or would you seek to maybe terminate that agreement?

Bob Fornaro - AirTran Holdings, Inc. - President, COO

Obviously, we don’t know all the details behind that deal, so it is almost really impossible to comment. On the service, I’m not sure that Northwest Airlines would want AirTran in the frequent-flier program. But again, I have no basis to comment either way because we haven’t seen the details.

Helane Becker - Benchmark - Analyst

Then I think just to follow-up one thing that Mike asked about in terms of the product, the business traveler really liked their two by two seating. Do you think, or have your synergies included anything for them maybe not liking the two by three seating?

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

What they are providing right now is a mixed bag. They have two by two seating on some of their airplanes, but they have all coach on other airplanes. We believe that we already provide what they provide, and that we have two by two seating on every single airplane that we operate, and we have a coach section on every single airplane that we operate. So to the extent that the customers want two by two seating, they can get it on every single airplane. We think that while they offer the products in different tubes, we offer both of the products that they do in one tube.

Helane Becker - Benchmark - Analyst

Right, right. I think they do that because the leisure market can’t really support the MD80s aircraft that they fly, that is why they do that favor thing.

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

I guess one other issue. Obviously, it is a question that we will get. There is really a long-term issue as to whether that two by two product is sustainable in the long run. As you get more and more competition in Milwaukee, which we believe can occur, we believe that the two by two seating is vulnerable. So we’re not sure in the long run whether Midwest will maintain it. I think — again, we can’t be certain because we have had a chance to speak with them. But we have been very, very successful with business class on every flight, and again really the only ones who can provide that service across this country.

Operator

(OPERATOR INSTRUCTIONS). Daniel Mckenzie, Credit Suisse.

Daniel Mckenzie - Credit Suisse - Analyst

Joe, you have been working on this for a while. Based on the conversations that you have had what objections, if any, has Midwest shared at this point?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

Not much. That is one of the frustrations here. They just put out a press release a couple of minutes ago that basically says we think going it alone, our own way, is best for our stakeholders. That has sort of been the answer that we have gotten back all along. We have in fact been working at this for more than a year. And with the kind of premium that we have out there, we are somewhat surprised — and the willingness to offer more, if there’s more value, we are somewhat surprised that we haven’t been given the opportunity to really sit down and discuss this in some depth.

We’re sort of locally short of specifics, other than they believe that — they are very proud of what they are accomplished, and they should be. And they believe that they can go it alone and be successful. We doubt that, quite frankly.

Daniel Mckenzie - Credit Suisse - Analyst

Sure. At this point have you gotten any feedback from your pilots group about whether or not they are on board, or how does labor play into this?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

We talked to all of our union leaders as soon as this became public. They are very, very, very positive about it. They see the wisdom behind it. They see that this is a benefit for not only Midwest, but for AirTran. So pilots, mechanics, the Teamsters and the AFA have all indicated verbally very strong support of our actions here.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

Daniel Mckenzie - Credit Suisse - Analyst

I guess just one other follow-up here. If you could provide some more perspective on how the deal would be structured. Is this debt from cash? Is it new equity coming in? Anything you can provide - any perspective you can provide on evaluation here.

Stan Gadek - AirTran Holdings, Inc. - CFO

This is Stan. As Joe pointed out in the presentation, we offered a mixed of cash and stock. We have not specified the exact split on that. We wanted to get feedback, again, from the company, but the company declined to have that dialogue with us.

We’re open to their input. It will be a combination of cash and stock. And we already have a finance commitment in place to provide that cash component to the deal. But it will be dependent upon the final price and the mix of cash and stock that we come to agreement with, with the shareholders.

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

There is significant tax advantages for them to take our stock. And we also think there is significant upside in our stock price over time as a combined Company. Again, we don’t have a set percentage but we think that there may be some upside to their shareholders if they took a significant portion in stock.

Stan Gadek - AirTran Holdings, Inc. - CFO

I will say that under any scenario of mix cash to stock, this transaction is accretive.

Operator

David Strine, Bear Stearns.

David Strine - Bear Stearns - Analyst

You just answered it. But thank you very much.

Operator

Jeff Priest, Amajac Capital.

Jeff Priest - Amajac Capital - Analyst

Just a quick question. Given the comment in the release that came from Midwest, and given your comments here, it would seem to suggest that you’re only looking for a friendly deal with the management team. And that if you had been rebuffed is there really anything at this juncture other than somewhat embarrassing the other side by making the offer public?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

I think that our offer is so compelling that I think the stakeholders have the right and deserve to know what we put on the table. And the process that we followed up until now the stakeholders for the most part were completely in the dark. That is the reason that we went public, not to embarrass anybody, but we think the shareholders ought to know there is a 27% premium out there. We think the employee should know that are huge upside and job security and promotions and job growth. And we think the communities that support all airlines deserve to know whether they have the opportunity to see additional air service in their city. So that is the purpose.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

And we’re hopeful that the Midwest Board will reconsider and think about this some more, and at least sit down with us and enter a dialogue as to the pros and cons of this combination, which we have believed for a long, long time. And many, many analysts and many, many investors have asked us over the past eight years, why haven’t you done something with Midwest? To the outside observer this is a natural. And we approached this on a friendly basis last year. We approached it again on a friendly basis this year. And we just felt that rather than fold our tent and go away that the stakeholders ought to know what is there. And that is where we’re at.

Jeff Priest - Amajac Capital - Analyst

From a financing standpoint, and what have you, have you put in place credit - lines of credit to effectively affect a transaction for the company, at least on the cash side of the transaction?

Stan Gadek - AirTran Holdings, Inc. - CFO

We have a commitment to finance the cash component of the transaction.

Jeff Priest - Amajac Capital - Analyst

In terms of the advisers that you’re using at this juncture?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

Morgan Stanley and Credit Suisse.

Operator

William Greene, Morgan Stanley.

William Greene - Morgan Stanley - Analyst

I’m just am curious. You folks have also talked about being interested in purchasing some assets that may become available from other M&A in this space. Does this take you out of that if this goes forward or do you have more capacity?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

We think we have more capacity, and we do believe that there will be some assets that regardless of who teams up with who, that there will be some - two things - reduction in capacity, which will benefit us. And two, we think there will be some other assets available. So we don’t view this as mutually exclusive to playing in some of these other camps as well.

Operator

Bob McAdoo, Prudential Equity.

Bob McAdoo - Prudential Equity - Analyst

Do you know anything about whether or not Midwest has any kind of a poison pill in place?

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

They do. They have rather extensive defenses and that is why we have chosen to proceed the way we have.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

Operator

Daniel Mckenzie, Credit Suisse.

Daniel Mckenzie - Credit Suisse - Analyst

A follow-up here. It looks like Midwest has some NOLs on its balance sheet here remaining. Any thoughts on how those could be preserved or if they could be preserved?

Stan Gadek - AirTran Holdings, Inc. - CFO

Yes. We want to examine that in the process of due diligence. I really can’t give you any color beyond that at this point.

Joe Leonard - AirTran Holdings, Inc. - Chairman, CEO

Is that it? Okay. It looks like we have been through all the questions. I would just like to summarize at the end here. We think Midwest has done a great job. Got a great little company like ours. But this is an opportunity to create a national low cost, high quality airline. It is good for all the stakeholders. Shareholders get a huge premium over any recent price that they have been trading at. 89% over the last six months average. 37% over the last thirty day average.

The merger is great for employees. It creates better job security for everybody. It creates tremendous opportunities for growth for employees. And obviously the communities that we serve, and will serve, all get more service, all get price stimulation. And we will get two by two seating on every single airplane if they choose that, and coach fares, if they choose that on every airplane.

We think this is a great combination. Thus far we have been unable to convince Midwest of that, but we’re hopeful that if we continue the dialogue that at the end of the day we will be able to convince them of that.

So thank you very much. I really appreciate you all attending on short notice this morning.

Operator

Thank you. This concludes today’s AirTran Holdings Midwest Offer Conference Call. You may now disconnect your lines at this time, and have a wonderful day.

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FINAL TRANSCRIPT

Dec. 13. 2006 / 9:00AM ET, AAI - AirTran Holdings, Inc. Proposes Merger with Midwest Air Group

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